Exhibit 99.1


FOR IMMEDIATE RELEASE



NEWS RELEASE
Triad Guaranty Inc.
NASDAQ Symbol: TGIC
www.triadguaranty.com
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Contact:        Mark K. Tonnesen
                President and CEO
                800-723-1282, ext. 1101
                mtonnesen@tgic.com




                TRIAD GUARANTY ADDS TO EXECUTIVE MANAGEMENT TEAM

               New CFO and New Senior Vice President Join Company


WINSTON-SALEM, NC, April 4, 2006-- Triad Guaranty Inc. (NASDAQ: TGIC) announced today that its subsidiary, Triad Guaranty Insurance Corporation, has moved to strengthen its Senior Management Team by hiring Kenneth W. Jones, CPA, as Senior Vice President, Chief Financial Officer and Stephen J. Haferman as Senior Vice President, Risk Management and Technology Services. Mr. Jones will hold similar titles at Triad Guaranty Inc. and replaces Eric B. Dana who resigned from the company to pursue other interests. Mr. Jones and Mr. Haferman will report to Mark K. Tonnesen, President and Chief Executive Officer, in carrying out their responsibilities.

In his position, Mr. Jones will have full responsibility for all financial matters pertaining to the company. Mr. Jones comes to Triad with over 25 years experience in the financial management of companies. Mr. Jones had been at RBC Liberty Insurance Corporation, where he served as Senior Vice President, Chief Financial Officer, since 2000. He moved to the Winston-Salem area upon completion of RBC Liberty's divestiture of Liberty Insurance Services in mid-year 2005. Previously he was associated with The Liberty Corporation, where he held a number of management positions, most recently Vice President, Controller and Acting Chief Financial Officer, and formerly with Ernst & Young.

Mr.  Jones is a  Certified  Public  Accountant  (CPA) and  Fellow,  Life  Office
Management  Association.  He  holds  a  B.S.  in  Accounting  from  Wake  Forest
University.

In his position, Mr. Haferman will have responsibility for all risk management analytics functions and technology services of the company. Mr. Haferman was previously with Cheryl and Company, Columbus Ohio from 2003, most recently as Senior Vice President, Chief Operating Officer. From 2001 to 2003 Mr. Haferman was employed by American Electric Power as Vice President, Marketing Information Management. From 1992 to 2001 he worked for Bank One Corporation in a number of divisions and a variety of senior management positions including; Senior Vice President, Direct Marketing for Bank One Retail; Senior Vice President, Technology Program Manager, Bank One Retail; Vice President, Risk Department Manger. From 1988 to 1992 he worked for National City Bank where he was Risk Manager.

Mr. Haferman is a graduate of The Ohio State University where he received an MBA in Finance/Strategy. He received a bachelors degree in Business, summa cum laude, from Capital University.

"One of Triad's strengths is the deep experience of the senior management team in the mortgage insurance business. Ken and Steve are seasoned executives who bring complementary skills that will serve the long-term interests of Triad's shareholders," stated Mr. Tonnesen. "I know I speak for the entire executive management team in looking forward to them joining Triad, sharing their expertise and experience and helping an already strong Team make Triad Guaranty the employer of choice in our community and industry."


Triad Guaranty Inc.'s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer providing credit enhancement solutions to its lender customers and the capital markets. This allows buyers to achieve homeownership sooner, facilitates the sale of mortgage loans in the secondary market and protects lenders from credit default-related expenses. For more information, please visit the company's web site at http://www.triadguaranty.com.
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